Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136924 and No. 333-163114 on Form S-8 of GeoMet, Inc. and subsidiaries of our report dated March 28, 2013 (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern), relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of GeoMet, Inc. for the year ended December 31, 2012.

/s/ Hein & Associates LLP

Houston, Texas

March 28, 2013